Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions of “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus in this Registration Statement (Form N-2).

We also consent to the incorporation by reference in the Statement of Additional Information therein of our report dated December 18, 2020 with respect to the financial statements and financial highlights of DNP Select Income Fund Inc. for the year ended October 31, 2020 included in the Annual Report (Form N-CSR) for 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 4, 2021